UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(AMENDMENT NO.    )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☒	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

SCPIE HOLDINGS INC.

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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(Investors)	Robert B. Tschudy Senior Vice President and CFO SCPIE Holdings Inc. 310/557-8739 e-mail: rtschudy@scpie.com Roger Pondel PondelWilkinson Inc. 310/279-5980 e-mail: rpondel@pondel.com	(Media)	Howard Bender Vice President, Communications SCPIE Holdings Inc. 310/551-5948 e-mail: hbender@scpie.com

SCPIE HOLDINGS LETTER

CLARIFIES MISLEADING STATEMENTS

Los Angeles, California – March 12, 2008 – SCPIE Holdings Inc. (NYSE:SKP), a major provider of healthcare liability insurance, has released an open letter to its stockholders in which it clarifies many statements made by Joe Stilwell, an ex-director of the Company, in recent letters to SCPIE stockholders. In a separate action, the Company also announced that it has posted some commonly asked questions, and the answers, on its website—www.scpie.com—regarding the expired proposal American Physicians Capital, Inc. (ACAP) made prior to the October 2007 announcement of SCPIE’s pending transaction with The Doctors Company.

The letter, dated March 12, 2008, and signed by Mitchell S. Karlan MD, Chairman of the SCPIE Holdings Board of Directors, is as follows:

Despite our repeated attempts to clarify the statements made by a significantly conflicted ex-director, the misleading rhetoric continues. Enough is enough! Don’t allow his self-serving antics to cloud the real issue—there is one and only one offer on the table. Vote FOR the $28 all cash per-share transaction with The Doctors Company.

Not only does your Board recommend it, but Glass Lewis, one of the nation’s leading proxy advisory services, reinforced our conclusion that the transaction is in the best interest of our shareholders. In its report, recommending for the merger with The Doctors Company, Glass Lewis concluded that “[i]n our opinion, the proposed merger agreement is the result of a competitive sale process and offers shareholders a financially fair consideration in exchange for their shares.”

There isn’t enough space in your mailbox for us to correct all of what Joe Stilwell has said. One minute, he is telling you that there is a “very real and still-outstanding offer” from American Physicians Capital Inc. (ACAP); the next, he can’t promise there is, or “ever will be,” an ACAP offer.

Don’t be misled.

Put simply, the truth is that ACAP never made an acceptable offer for SCPIE. Filled with all of its conditions and walk-away rights, ACAP’s “offer” was illusory. Your Board was not willing to jeopardize SCPIE or its stockholders with a deal we believe was likely to fail and in doing so, severely harm your company. Any failure of the ability to close that deal would have left us with a damaged company whose continued business and potential for consummating a transaction would have been significantly at risk.

Instead, your Board chose the best transaction for ALL stockholders—the $28 per-share, all-cash merger offered by The Doctors Company.

Stilwell also would have you believe that he served on our Board out of the goodness of his heart, with no equity-based remuneration. Again, another half-truth, since he conveniently omitted the fact that he accepted all director fees paid in cash.

Remember that Stilwell is trying to distract SCPIE stockholders from the fact that he owns a significant equity stake in ACAP, and that he and his lawyer are also members of ACAP’s board of directors. While he pretends differently, Stilwell is favoring ACAP because it’s in HIS best interests—not YOUR best interests.

SCPIE’s Board unequivocally recommends and asks that you vote FOR the merger with The Doctors Company, which is in the best interests of ALL stockholders of SCPIE.

Ignore Stilwell’s GOLD cards, his contradictions, self-interest, half-truths and omissions.

Vote FOR SCPIE’s merger proposal by telephone, Internet or mail today on the WHITE proxy. Time is short, so act soon to ensure your vote is counted. If you have any questions or need assistance with voting, please call MacKenzie Partners collect at 212/929-5500 or at 800/522-2885.

Additional Information and Where to Find It

On January 30, 2008, SCPIE filed a definitive proxy statement with the Securities and Exchange Commission (SEC) in connection with its proposed acquisition by The Doctors Company. The proxy statement has been mailed to SCPIE’s stockholders, who are urged to read the proxy statement and other relevant materials filed with the SEC because they contain important information about the acquisition. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by SCPIE at the Investors/Media section on its corporate website at www.scpie.com or by contacting MacKenzie Partners at 800/322-2885 or by email at scpieproxy@mackenziepartners.com. SCPIE’s executive officers and directors may be participants in the solicitation of proxies from SCPIE stockholders with respect to the acquisition. Information about SCPIE’s executive officers and directors, and their ownership of SCPIE Holdings common stock, is set forth in the definitive proxy statement SCPIE filed with the SEC on January 30, 2008, and in the reports filed by the executive officers and directors under Section 16 of the Securities Exchange Act of 1934, as amended, since such date. Additional information regarding the direct and indirect interests of SCPIE’s executive officers and directors in the acquisition is in the definitive proxy statement.

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